UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2008

DELCATH SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-16133	06-1245881
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 FIFTH AVENUE, 23rd FLOOR NEW YORK, NEW YORK	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (212) 489-2100

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 11, 2008 (the “Effective Date”), the Board of Directors of Delcath Systems, Inc. (the “Company”) elected Pamela R. Contag as a Director.  Dr. Contag’s election was recommended by the Nominating & Governance Committee and approved by the unanimous action of the full Board of Directors.  See Exhibit 99.1 attached hereto for biographical information about Dr. Contag.

Dr. Contag will receive standard director fees and benefits.  In addition, she was awarded on the Effective Date under the Company’s 2004 Stock Incentive Plan (the “Plan”) options to purchase 75,000 shares of the Company’s common stock at an exercise price per share equal to the Fair Market Value thereof on the Effective Date determined in accordance with the Plan.  There are no other material transactions between Dr. Contag and the Company.

Effective December 13, 2008, the Company appointed Barbra C. Keck, 31, as the Company’s Controller. Ms. Keck received her MBA in accounting in August of this year from Baruch College. Most recently, Ms. Keck has been an audit assistant with Deloitte & Touche LLP since September 2008, prior to which she was a student for her MBA since September 2006. In addition, from 2006 until 2008, Ms. Keck was an assistant to the Vice President and Dean of Baruch College. From 2005 to 2006, Ms. Keck was a donor relations and communications manager at Young Audiences New York, a nonprofit organization that works with educational systems, the arts community and private and public sectors to provide arts education to children and, from 2003 to 2005, she was a manager of arts and cultural events for the University of Dayton.

Item 9.01.     Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 16, 2008

DELCATH SYSTEMS, INC.

By:	/s/ Richard L. Taney
Name: Richard L. Taney
Title: Chief Executive Officer

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